Exhibit 5

August 13, 2010

Alliant Energy Corporation

4902 North Biltmore Lane

Madison, Wisconsin 53718

Ladies and Gentlemen:

We have acted as counsel for Alliant Energy Corporation, a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 4,500,000 shares of the Company’s Common Stock, $.01 par value (the “Common Stock”), and the related Common Share Purchase Rights (the “Rights”) which may be issued pursuant to the Alliant Energy Corporation 2010 Omnibus Incentive Plan (the “Plan”). The terms of the Rights are as set forth in that certain Amended and Restated Rights Agreement, dated as of December 11, 2008, between the Company and Wells Fargo Bank, N.A. (the “Rights Agreement”).

In connection with our representation, we have examined: (a) the Plan; (b) the Registration Statement, including the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (c) the Restated Articles of Incorporation and the Restated Bylaws of the Company, each as amended to date; (d) resolutions of the Company’s Board of Directors relating to the Plan and the issuance of Common Stock and Rights thereunder; and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that:

1. The shares of Common Stock covered by the Registration Statement, when issued by the Company in the manner and for the consideration contemplated by the Plan, will be validly issued, fully paid and nonassessable. With respect to the foregoing opinion, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case. This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

Alliant Energy Corporation

August 13, 2010

2. The Rights, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP